Exhibit 107

Calculation of Filing Fee Table

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

(Form Type)

Graphjet Technology

(Exact Name of Registrant As Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Share		Maximum Aggregate Offering Price	Fee Rate		Amount of Registration Fee
Newly Registered Securities
Fees to Be Paid	Equity	Class A ordinary shares, par value $0.0001 per share, each underlying the warrants (Primary Offering)(2)	457(g)	12,028,075	11.50	(3)	$138,322,862.50		0.00014760	$20,416.46
	Equity	Class A ordinary shares, par value$0.0001 per share (Secondary Offering)(4)	457(c)	108,848,493	7.15	(5)	$778,481,224.95		0.00014760	$114,903.83

	Equity	Warrants to purchase Class A ordinary shares (Secondary Offering)(6)	457(i)	528,075	—		—		—	—	(7)
Fees Previously Paid	—	—	—	—	—		—		—	—
			Total Offering Amounts				$916,804,087.45	$		$135,320.29
			Total Fees Previously Paid					$		$—
			Total Fee Offsets				—			$—
			Net Fees Due							$135,320.29

(1)	Pursuant to Rule 416(a) promulgated under the U.S. Securities Act of 1933, as amended (the “Securities Act”), there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends, or similar transactions.

(2)	Reflects up to 11,500,000 Class A ordinary shares issuable upon the exercise of 11,500,000 warrants (the “Public Warrants”) originally issued in the initial public offering of Energem Corp., a Cayman Islands exempted entity (“Energem”), and (ii) up to an aggregate of 528,075 Class A ordinary shares, no par value per share (“Common Shares”) issuable upon the exercise of 528,075 warrants (the “Sponsor Warrants,” together with the Public Warrants, the “Warrants”) that made up a part of the private units originally issued in a private placement in connection with Energem’s initial public offering.

(3)	Reflects the Common Shares that may be issued upon exercise of the Warrants at an exercise price of $11.50 per Common Share.

(4)	Represents the resale of the selling shareholders named in this prospectus (including their permitted transferees, donees, pledgees and other successors-in-interest) (collectively, the “Selling Shareholders”) of up to an aggregate of 108,848,493 Class A ordinary shares, consisting of (i) 250,000 Class A ordinary shares issued in a private placement to the PIPE Investor pursuant to the terms of the amended and restated PIPE Investment Purchase Agreement, dated January 10, 2024, in connection with the Business Combination (as described in the prospectus forming part of the Registration Statement), (ii) an aggregate of 3,403,075 Class A ordinary shares issued to Energem LLC (the “Sponsor”) and its affiliates, including 2,875,000 Class A ordinary shares originally issued as Class B ordinary shares in connection with the initial public offering of Energem for aggregate consideration of $25,000, or approximately $0.009 per share, and 528,075 Class A ordinary shares originally issued to Sponsor as part of the Placement Units issued to Sponsor in connection with Energem’s initial public offering at $10.00 per unit, (iii) 202,500 Class A Ordinary Shares issued to EF Hutton LLC (“EF Hutton”), the underwriter in Energem’s initial public offering, in connection with the Satisfaction and Discharge of Indebtedness Agreement, dated December 21, 2023, at $10.00 per share (the “Representative Shares”), (iv) 2,760,000 Class A Ordinary Shares issued to Arc Group Limited in connection with the closing of the Business Combination as financial advisor to Energem, (v) an aggregate of 100,212,918 Class A Ordinary Shares, which were received as Exchange Consideration (as defined in the prospectus forming part of the Registration Statement) in connection with the Business Combination by certain of the Company’s insiders at a price of approximately $10.00 per share and (vi) 2,050,000 Class A Ordinary Shares issued in satisfaction of the payment and cancellation of certain promissory notes;

(5)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act, as amended, based on the average of the high and low reported trading prices of the Registrant’s Common Shares as reported on the Nasdaq Global Market on May 10, 2024, such date being within five business days of the date that this Registration Statement was filed with the SEC.

(6)	Represents the resale of the selling warrant holders named in this prospectus (including their permitted transferees, donees, pledgees and other successors-in-interest) of up to an aggregate of 528,075 Private Warrants.

(7)	In accordance with Rule 457(i), the entire registration fee for the Private Warrants is allocated to the Common Shares underlying such warrants, and no separate fee is payable for the Private Warrants.